EXHIBIT 10.1

DATED FEBRUARY 1, 2016
AGENUS UK LIMITED and ALEX DUNCAN
CONTRACT OF EMPLOYMENT

5 New Street Square | London EC4A 3TW Tel +44 (0)20 7300 7000 Fax +44 (0)20 7300 7100 DX41 London www.taylorwessing.com

CONTRACT OF EMPLOYMENT

1.	Parties
(1)	AGENUS UK LIMITED having its place of business at Unit 315 Phase 5, Cambridge Science Park, Milton Road, Cambridge CB4 0FZ, United Kingdom (the "Employer"); and
(2)	ALEX DUNCAN of 15 Cambridge Road, Girton, Cambridge CB30PN, United Kingdom (the "Executive").
2.	Date of Employment
2.1	The Executive's employment will commence on February 1, 2016.
2.2	The Executive's period of continuous employment for the purposes of the Employment Rights Act 1996 commenced on 8 January 2015.
3.	Nature of Employment
3.1	The Executive is employed as Chief Technology Officer.
3.2	The Executive shall carry out such duties as shall from time to time be assigned to him by the Employer and shall use his best endeavours to promote, protect and develop the interests of the Employer.
3.3

The Executive will initially report to and liaise with (i) Robert Stein, President of R&D, for research and development responsibilities and (ii) Garo Armen, CEO, for manufacturing and quality systems responsibilities (his "Line Managers"). The Line Managers may be altered at the discretion of the Employer.

3.4

Unless the Employer agrees otherwise in writing, the Executive agrees that he will spend the whole of his time and attention on the Employer's business during normal working hours and that during the term of his employment with the Employer he will not engage in any other employment, occupation, consulting or other business activity.

3.5

The Executive shall report to the Employer his own wrongdoing and any wrongdoing or proposed wrongdoing of any employee or director of the Employer immediately on becoming aware of it. The Executive shall also report to the Employer:

(a)	the plans of any other senior employee to leave the Employer (whether alone or in concert with any other employee);
(b)	the plans of any other senior employee (whether alone or in concert with any other employee) to join a competitor or to establish a business in competition with the Employer;
(c)	the misuse by any employee of any confidential information (as defined in the Executive's Confidentiality and Proprietary Information Deed) belonging to the Employer;
3.6	There are no collective agreements applicable to the Executive's employment.
4.	Right to work in the UK
4.1	The Executive warrants that he has the unrestricted right to work in the United Kingdom without any additional immigration approvals and that he has provided the Employer with all necessary assistance to enable the Employer to comply with its duties under the Immigration Asylum and Nationality Act 2006. The Executive undertakes to notify the Employer immediately if any such right ceases, or is reasonably expected to cease during his employment and to immediately provide the Employer with written details of changes to his personal circumstances that might affect his immigration permission.

4.2

In order for the Employer to comply with its duties to prevent illegal working, if the Executive is a sponsored migrant under the Points Based System, the Executive is required to notify the Employer in writing within five working days of any change in the Executive's personal contact details (home address, home telephone number and mobile telephone number).

4.3

The Executive undertakes to provide on request, and if necessary at least once in every 12 month period, the Executive's original passport and other satisfactory documentary evidence of his right to work in the UK. The Executive also undertakes to ensure that he will maintain a valid passport to enable him to travel on business abroad as required by the Employer. The Executive acknowledges that the Employer is currently working to obtain a work visa to permit the Executive to work part-time at the Employer's office in the United States. The Executive agrees to fully cooperate and to promptly provide any information reasonably requested by the Employer and/or its counsel to help obtain such work visa. The Executive acknowledges that his continuing employment with the Employer is conditional on compliance with the obligations and the other duties in this clause, and that failure to comply to the Employer's satisfaction may result in disciplinary action under the Employer's Disciplinary Procedure.

4.4	By accepting employment pursuant to this Contract of Employment, the Executive warrants and agrees that, except as may otherwise be agreed to by the Employer in writing:
(a)

he is under no employment contract, bond, proprietary information agreement, invention agreement, confidentiality agreement or other obligation which would breach or be in conflict with the terms and conditions of his employment with the Employer  or this Contract of Employment, or otherwise encumber his performance of duties assigned to him by the Employer;

(b)

he has not signed or committed to any employment or consultant duties or other obligations which would divert his full attention from the duties assigned to him by the Employer under his employment with the Employer; and

(c)	he is currently in good health and will pass any medical examination necessary for the establishment of his benefits package.
5.	Remuneration
5.1	Basic Salary
(a)

The Executive shall be paid a basic annual salary of £202,771.80 which shall be paid monthly in arrears and shall be subject to deduction of income tax, national insurance and other applicable legal deductions and shall be deemed to accrue from day to day based on a 5 day working week.

(b)

Salaries are normally paid by direct transfer to the Executive's bank account on the twenty-fifth day of the month except that, where such day does not fall on a working day, payment will be made on the next working day, all in accordance with the Employer's payroll policies.

5.2	Benefits
(a)

The Executive and the Executive's spouse and dependents under the age of 18 shall be entitled to participate in the Employer's private medical insurance scheme to be established or such other private medical insurance scheme as the Employer may make available from time to time.

(b)	The Executive will be entitled to participate in such permanent health insurance scheme as the Employer shall put in place.
(c)	The Executive shall be entitled to participate in such life assurance scheme as the Employer shall put in place and at the rate of four times the Executive's basic annual salary.
(d)	To the extent that any of the benefits are taxable the Executive will be responsible for all those liabilities.
(e)

Participation in any insurance based benefit (including private medical insurance, life assurance and permanent health insurance) is subject to the relevant policy terms and conditions from time to time in force, is conditional on the Executive and/or the Executive's spouse and/or dependents satisfying any applicable requirements of the insurer and being accepted at normal rates of premium. The Employer shall have no liability to pay any benefit to the Executive unless it receives payment from the insurer.

(f)	The Employer reserves the right to amend, alter or cease to provide (without compensation) any benefit (including any commission plan, bonus or incentive based pay) at any time.
(g)

Nothing in this agreement shall constrain or prevent the Employer from terminating the Executive's employment, notwithstanding that the Executive is or may be entitled to receive benefit payments or other benefits under any permanent health insurance scheme from time to time in force and such entitlement shall be diminished or cease to exist as a result of the termination of his employment.

6.	Pension

The Employer shall pay annual contributions to a personal pension scheme nominated by the Executive and registered in accordance with Part 4 of the Finance Act 2004. The Executive shall provide to the Employer such particulars of the personal pension scheme which is to apply for the purposes of this clause and such other information relating to his pension arrangements as the Employer may reasonably require from time to time. The contribution shall be paid to the personal pension scheme in equal monthly instalments and shall be an annual amount equal to 10 per cent of the Executive's basic annual salary only (excluding bonus and other benefits).

7.	Bonus

The Executive will be entitled to participate in the Agenus Inc. Management Incentive Plan. The Executive's target annual bonus will be 30% of his basic annual salary. Actual annual payouts under the plan are at the sole and absolute discretion of the Employer, are based on company and individual performance, and have historically ranged from 0%-200% of target. The rules of the plan do not form part of the Executive's contract of employment and the Employer reserves the right to vary or terminate the plan at any time.

8.	Expenses
8.1

The Executive shall be reimbursed all reasonable expenses properly incurred in the discharge of the Executive's duties in accordance with this contract and subject to any other instructions or regulations issued by the Employer from time to time, including without limitations, the Agenus Inc. Travel & Expense Policy and Procedures, as may be updated from time to time (the "Travel & Expense Policy"). As a pre-condition of payment, the Executive will be expected to produce vouchers, receipts, or other evidence of the expenses in respect of which the Executive claims reimbursement in accordance with the Travel & Expense Policy.

8.2

The Executive must not without the prior written authorisation of the Board or in breach of any applicable legislation directly or indirectly seek, receive or obtain, in respect of the performance of his duties or of any goods or services sold or purchased or other business transacted (whether or not by the Executive) by or on behalf of the Employer or any of the Employer's group companies, any personal benefits, discount, rebate, commission, bribe, kickback or other inducement ("Inducement") (whether in cash or in kind). In the event that the Executive or any person on the Executive's behalf directly or indirectly receives any such Inducement, the Executive must immediately account to the Employer for the amount so received.

8.3

Pending the Executive's receipt of a work visa as contemplated by clause 8.6 below, the Employer shall cover the cost of monthly flights from the United Kingdom to the United States for the Executive for the purposes of carrying out the Executive's duties in accordance with this contract. All such flights shall be in accordance with the Travel & Expense Policy.

8.4

The Executive shall be reimbursed up to a maximum of $2,500 (USD) per month for all reasonable lodging, meal and travel expenses properly incurred in the discharge of the Executive's duties in the United States in accordance with this contract and subject to any other instructions or regulations issued by the Employer from time to time, including without limitation, the Travel & Expense Policy.

8.5

The Executive will be entitled to receive, and the Employer will cover the cost of, tax advisory services through Global Tax Network (or such other organisation as the Employer may elect at its sole and absolute discretion from time to time) up to the value of $5,000 (USD) per annum.

8.6

The Employer will pay all reasonable costs associated with obtaining an appropriate work visa for the United States to enable the Executive to carry out his duties in accordance with this contract. The Executive agrees to fully cooperate and to promptly provide any information reasonably requested by the Employer and/or its counsel to help obtain any such work visa.

9.	Place of Work
9.1	The Executive's primary place of work will initially be at Unit 315 Phase 5, Cambridge Science Park, Milton Road, Cambridge CB4 0FZ, United Kingdom.
9.2

In addition, the Executive will be required to work in Jena, Germany and Basel, Switzerland on an as-needed basis as instructed by the Employer. Once an appropriate work visa is obtained for the Executive to enable him to carry out his duties in accordance with this contract in the United States, the Executive will be required to work approximately two weeks per calendar month in the United States as requested by the Employer.

9.3	In addition, the Executive will be required to work at such other places as the Employer may from time to time specify for the performance of the Executive's duties and shall travel to such parts of the world as the Employer may direct or authorise. If the Employer requires the Executive to work outside the United Kingdom for a consecutive period of more than one month it will provide him with written details of any terms and conditions which may apply to that work and his return to the United Kingdom.

10.	Hours of Work
10.1	The normal working hours of the Executive will be from 9 a.m. to 6 p.m. on Mondays to Fridays. The Executive will be entitled to an hour's lunch break during each working day.
10.2

In addition the Executive shall be required to work at such other times as the Employer may reasonably require to meet the needs of the business. The Executive will not receive additional payment for such further work. The Executive accepts that by signing this agreement he has agreed that regulation 4(1) of the Working Time Regulations 1998 shall not apply. The Executive may terminate his agreement to this provision by giving six months' notice in writing.

11.	Holidays
11.1	Annual Holidays
(a)	The Executive's annual paid holiday entitlement is 30 working days in each holiday year. Holiday entitlement will accrue pro-rata to each completed month of employment.
(b)

The Executive is required to submit a holiday request form to his Line Managers for approval for all periods of leave. The times at which annual holidays may be taken are at the discretion of the Employer, and not more than 10 days may be taken at any one time.

(c)	The holiday year runs from 1 January to 31 December.
(d)	It is not permitted to carry forward holiday entitlement from one holiday year to the next nor will payments in lieu be made in respect of holiday not taken in the relevant holiday year.
(e)	The Executive must ensure that there is no unnecessary overlapping with the holidays of other staff who would be responsible for the Executive's duties whilst he is on holiday.
(f)

Holiday pay on termination of employment will be calculated by establishing the number of days holiday accrued in the holiday year up to the date of termination and subtracting from this the number of days taken during the current holiday year. The number of days remaining, if any, will be paid.

11.2	Bank Holidays and Public Holidays

In addition to annual holidays the Executive shall be entitled to paid holidays on all statutory and public U.K. bank holidays together with any additional holidays awarded by the Employer.

12.	Sickness or Injury
12.1

Subject to the Executive's compliance with  the  Employer's  sickness  absence procedures (as amended from time to time) he shall continue to receive his full salary and  contractual benefits (other than any bonus  or  performance-related  benefits) ("Company Sick Pay") during any period of absence due to any sickness or injury which prevents the Executive from carrying out his duties for up to an aggregate of two weeks in any 52 week period. Such payment shall be inclusive of any statutory sick pay due in accordance with applicable legislation in force at the time of absence.
12.2	Any further payment will be at the discretion of the Employer.
12.3

If the Executive is prevented by sickness from performing his duties properly, he shall report this fact promptly to his Line Managers, or another manager if the Line Managers are not available, before 10.00a.m. on the first day of sickness together with an estimate of the period of absence envisaged. Any change in the estimated period of absence must be notified as soon as possible.

12.4	If the absence continues for more than 5 continuous working days a "fit-note" from the Executive's doctor should be submitted explaining the nature of the sickness or injury.
12.5	During all periods of absence due to sickness or injury the Executive should keep the Employer informed as to his likely date of return.
12.6

The Executive agrees to consent to medical examinations (at the Employer's expense) by a medical practitioner nominated by the Employer at any time during his employment should the Employer so require. The Executive agrees that any report produced in connection with any such examination may be disclosed to the Employer and the Employer may discuss the contents of the report with the relevant medical practitioner and otherwise, as appropriate.

12.7	A Form SC2 (Self Certification of Sickness) is required in all cases of uncertified sickness.
12.8	If the Executive is absent for more than 12 weeks in any 12 month period due to sickness or injury then the Employer is entitled to terminate the employment.
13.	Parental Leave/Paternity Leave
13.1	Employees with the requisite period of service may be entitled to statutory parental leave and/or paternity leave.
13.2	Full details of the relevant regulations and entitlements may be obtained on request from the Line Managers.
14.	Health and Safety

The Executive is bound to comply with the duties imposed by the Health and Safety at Work Act 1974 or any substitution thereof or amendment or alteration thereto ("the

Act") and the Health and Safety Regulations made or to be made under the Act and in particular with the duties set out under section 7 of the Act which require an employee to:

(a)	take reasonable care for the health and safety of him or herself and of others who may be affected by his acts or omissions at work;
(b)	as regards any duty imposed on the Employer or any other person, co-operate with the Employer so far as is necessary to enable that duty to be performed or complied with.

15.	Notice of Termination
15.1

In order to terminate the employment under this contract the Executive is required to give to the Employer, and the Employer is required to give to the Executive six months' written notice of termination.

15.2	The Employer reserves the right to pay the relevant net basic salary in lieu of notice.
15.3	After notice has been served by the Employer or the Executive, the Employer may:
(a)	require the Executive to carry out no duties; or
(b)	require the Executive to remain away from the office; or
(c)	require the Executive not to have any communication with any existing or prospective customers of the Employer in relation to the business of the Employer; or
(d)	require the Executive to carry out such duties as the Employer may require Provided that such duties are of a standard appropriate to the Executive's job description,

and in each case the Employer will continue to pay the Executive salary and provide all other benefits arising under this agreement during the period of notice except that, notwithstanding any other terms of this agreement, bonus or other performance related benefits shall not accrue. During such period of notice, the Executive shall remain an employee of the Employer and will continue to be bound by the terms and conditions of his employment.

16.	Summary Dismissal
16.1

In the following circumstances, which are intended by way of example only of what may be regarded as gross misconduct, and not by way of a complete list, the Executive will be dismissed summarily by written notice to operate from the date of such notice and the Executive will not be entitled to any further payment under his terms of employment except such sum as has accrued and is due at the date of termination:

(a)	refusing to carry out any proper direction given in the course of the employment;
(b)	improperly divulging to any third party any confidential or non-public information regarding the Employer, its employees or any person with whom the Employer deals;
(c)	committing any act or divulging any information which is contrary to or damages the interests or objectives of the Employer;
(d)

committing any criminal offence which in the opinion of the Employer makes the Executive unsuitable for the type of work that the Executive is employed to do or may reasonably be expected to do or which makes him unacceptable to other employees;

(e)	dishonest conduct;
(f)	violent, obscene or abusive behaviour towards other employees or officers of the Employer;

(g)	serious or wilful breach of the Executive's duties or of any of Employer's policies generally applicable to all employees;
(h)	if the warranties given by the Executive at clause 4 are found to be misleading or incorrect;
(i)	attending the Employer's premises or engaging in the Employer's business whilst under the influence of alcohol or unlawful drugs;
(j)	any breach of the Bribery Act; or
(k)

if the Executive fails or ceases to meet the requirements of, or is guilty of a serious breach of the rules of, any regulatory body or any other entity whose consent or approval is required to enable the Executive to undertake all or any of his duties.

16.2

Any other serious or irreparable act or omission by the Executive may be regarded as gross misconduct where such act or omission is, in the reasonable opinion of the Employer likely to (or has) cause(d) serious harm to the business or reputation of the Employer.

17.	Disciplinary Procedure
17.1

This disciplinary procedure does not form part of the Executive's contract of employment (save and only to the extent that it may from time to time be required to do so by law). The Employer accepts that it is in the interests of good relations with its staff to ensure that there is a fair and proper disciplinary procedure.

17.2	Any Executive who departs from normally expected standards or who violates the Employer's rules will be liable to disciplinary action.
17.3

If disciplinary action which may lead to disciplinary measures is to be taken against the Executive (other than suspension under (d) and (e) below or issuing of a warning – where modified procedures may apply), the following procedure will normally apply. The Executive will receive a letter setting out the alleged conduct or other circumstances and inviting the Executive to attend a disciplinary hearing. The hearing will be set at a time and date to allow the Executive time to consider the allegations against him.  At the disciplinary hearing (which the Executive must take all reasonable steps to attend) the Executive will be given the opportunity to respond to the issues raised. The decision on the hearing will be notified to the Executive after the hearing, along with details of the right to appeal. The Executive will have the right to be accompanied to any disciplinary hearing and subsequent appeal by a colleague or trade union official.

17.4

The Employer reserves the right to suspend the Executive on full pay pending investigation where the Employer has reasonable grounds to believe that the Executive's continued employment might be prejudicial to the Employer's business or other employees.

17.5	The Employer reserves the right to suspend the Executive without pay and benefits as a disciplinary measure.
17.6

Disciplinary action will vary in accordance with the seriousness of the Executive's offence. Minor instances of wrongdoing may result in a verbal or written warning. More serious offences or repeated infringements may result in a final written warning. The most serious offences or repeated infringements following a final written warning may result in dismissal with or without notice.

17.7

The Executive may appeal against any disciplinary action taken. The Executive will then be invited to attend an appeal hearing (and must take all reasonable steps to do so). Following any such appeal, the Executive will be informed of the outcome.

18.	Grievance Procedure
18.1

It is expected that most grievances may be resolved informally. However, if the Executive wishes to raise a formal grievance relating to his employment he should raise it in the first instance in writing with his Line Managers setting out the nature of the grievance.  The Line Managers will then invite the Executive to a hearing to discuss the grievance. The hearing will be scheduled to allow time for the Employer to consider the issues raised. After the meeting, the Employer will inform the Executive of the decision and of his right to appeal.

18.2

If the grievance is not satisfactorily resolved in this way then the Executive may appeal the matter in writing. The Executive will be invited to an appeal hearing, following which the Employer shall communicate that decision in writing to the Executive. The appeal decision shall be final.

18.3

This policy does not form part of the contract of employment, save and only to the extent expressly required by law. If the Executive wishes, he may be accompanied at either or both hearings by a colleague or trade union official.

19.	Sexual Harassment
19.1	Agenus Inc. considers that sexual harassment in the workplace is unacceptable and will treat all complaints seriously.
19.2	An Executive who feels that he has been subjected to sexual harassment should raise the matter with his Line Managers under the terms of the grievance procedure set out in clause 18 above.
19.3

An Executive who is found to be the perpetrator of harassment will be liable to disciplinary action under the terms of the disciplinary procedure set out in clause 18 above. The Employer may exercise its discretion as to the disciplinary measures which will be taken, depending on the nature of the conduct.

20.	Data Protection
20.1	The Executive agrees that personal data relating to the Executive (including sensitive personal data such as medical details) may to the extent that it is reasonably necessary in connection with the Executive's employment or the business of the Employer:

(a)	be collected and held (in hard copy and computer readable form) and processed by the Employer; and
(b)	be disclosed to:
(i)	other employees of the Employer and the Employer's group companies;
(ii)	any other persons as may be reasonably necessary (such as third party benefit providers or administrators) or as authorised by the Executive; or
(iii)	as otherwise required or permitted by law.
20.2	This consent applies regardless of the country to which the data is to be transferred.

Where the disclosure or transfer is to a destination outside the European Economic Area, the Employer shall take reasonable steps to ensure that the Executive's personal data continues to be adequately protected, though the Executive may no longer have rights under data protection law.

20.3

The Employer may, from time to time, monitor the Executive's use of the internet and of email communications received, created, stored, sent or forwarded by the Executive on equipment provided by the Employer to the Executive for the performance of his duties where reasonably necessary to check facts relevant to the business, ensure compliance with Employer policies and procedures and investigate or detect unauthorised use of the Employer's system.

20.4	If the Executive has any queries regarding the Executive's personal data, these should be raised with the Line Managers.
21.	Deductions
21.1

The Executive consents to the deduction from any sum otherwise payable to the Executive by reason of his employment (or its termination) the value of any claim of whatever nature and in whatever capacity that the Employer may bona fide have against the Executive, including but not limited to:

(a)	overpayment of wages;
(b)	overpayment in respect of expenses incurred by the Executive in carrying out his duties;
(c)	loans which the Employer may from time to time make to the Executive; and
(d)	advances on wages which the Employer may from time to time make to the Executive.
21.2

The Executive further consents that the Employer has the right to deduct from the employee's salary or other sums due to the Executive a sum in respect of accrued holiday entitlement if at the date of termination of the Executive's employment he has taken in excess of his accrued holiday entitlement.

22.

As part of the Executive's employment with the Employer, he has and will be exposed to, and provided with, valuable confidential .and/or trade secret information concerning the Employer and its present and prospective clients. As a result, in order to protect the Employer's legitimate business Interests, you agree, as a condition of your employment, to enter into a Confidentiality and Proprietary Information Deed.' This document is enclosed for your review and execution by the first day of your employment.

23.	Choice of Law

This contract shall be governed by and construed in accordance with the law of England and Wales and each party to this agreement submits to the non-exclusive jurisdiction of the courts and tribunals of England and Wales.

SIGNED by Garo H. Armen, Sole Director.

For and on behalf of the Employer

/s/ Garo H. Armen…………………..Date: February 1, 2016……………….

SIGNED by the Executive

/s/ Alex Duncan……………………..Date: February 1, 2016……………….